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                                                                    EXHIBIT (99)

USEC Letterhead


FOR IMMEDIATE RELEASE:                  CONTACT:
June 9, 1999                            Elizabeth Stuckle:  301-564-3391
                                        Charles Yulish:     301-564-3391


                 USEC INC. SUSPENDS AVLIS TECHNOLOGY DEVELOPMENT
              COMPANY TO PURSUE OTHER ENRICHMENT TECHNOLOGY OPTIONS

          Bethesda, MD - USEC Inc. announced today that it is suspending further development of its AVLIS enrichment technology. USEC's Board of Directors and management reached this decision after a comprehensive review of operating and economic factors.

          In making the announcement, William H. Timbers, Jr., President and Chief Executive Officer of USEC Inc., said, "We commend Lawrence Livermore National Laboratory (LLNL) for their concerted research and development efforts on AVLIS. However, we have reexamined the AVLIS technology, performance, prospects, risks and growing financial requirements as well as the economic impact of competitive marketplace dynamics. We now have enough data to conclude that the returns are not sufficient to outweigh the risks and ongoing capital expenditures necessary to develop and construct an AVLIS plant."

          Timbers stated, "We are committed to ensuring a fully viable and successful domestic uranium enrichment industry. That commitment is in the interests of both our nation's security and our shareholders. To meet those needs, we are actively pursuing options to secure a cost-effective advanced enrichment technology that meets our criteria and goals. While pursuing other options, we are also retaining the rights and patents to the AVLIS process and will remain open to exploring proposals for AVLIS development."

          "We are moving forward with our evaluation of potentially more economical technology options, including the Silex laser enrichment process and gas centrifuge technology," Timbers said. "USEC has secured exclusive rights to explore the commercial viability of the Silex enrichment process. At the same time, we will continue to prudently invest in improving the efficiency and longevity of our existing production plants."


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USEC Inc. Suspends AVLIS
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          J. William Bennett, USEC Vice President of Advanced Technology, who
has headed the AVLIS program, elaborated on the findings, saying, "Based on the results of a recent series of test runs, we have identified continuing issues that we believe would take at least another year to address satisfactorily and, once addressed, would increase new plant construction costs beyond the previous $2.5 billion estimate. Even if these issues were resolved, the resulting economics, weighed against the market price trends for enrichment, would provide too low a rate of return on investment for the risk involved."

          The company has begun taking steps to terminate AVLIS efforts with its contractors, implement workforce reductions and conduct an orderly ramp-down of AVLIS activities at Lawrence Livermore National Laboratory in California. USEC is also suspending its AVLIS siting program. USEC has spent about $100 million on AVLIS since privatization.

          The suspension of AVLIS will result in a non-recurring charge of approximately $40 million ($25 million or $.25 per share after tax) in the company's financial results for the year ending June 30, 1999. This charge will include enhanced employee severance and benefit arrangements, contract terminations and shutdown activity costs. As all project development costs have been expensed, there will be no asset write-off.

          Taking into account the AVLIS program suspension, the company continues to expect that fiscal year 2000 earnings will be similar to fiscal year 1999 levels of $1.20 per share, excluding a special income tax benefit and the one-time charge for the AVLIS suspension.

          "USEC has had an excellent team of people and partnering companies working on AVLIS," said Timbers. "The LLNL team has displayed outstanding dedication, creativity and responsiveness in its efforts to develop and commercialize AVLIS.

          "We also appreciate the confidence of those companies who partnered with us and invested their own funds in developing various AVLIS components. We want all individuals who have been a part of the AVLIS team to know that we recognize and appreciate their efforts on this program. While our decision to suspend AVLIS is driven by clear cost/benefit and long-term considerations, we are sensitive to the impacts it will have on individuals working on AVLIS, and these considerations will be recognized in our suspension plan," Timbers concluded.

          USEC Inc. (NYSE:USU) is the world leader in production and sale of uranium fuel enrichment services for commercial nuclear power plants. A global energy company with customers in 14 countries, the company's operations involve approximately 4,500 people. With headquarters in Bethesda, Maryland, the company operates production plants in Kentucky and Ohio.

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USEC Inc. Suspends AVLIS
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          This news release includes certain forward-looking information (within the meaning of the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainty, including certain assumptions regarding the future performance of the company. Actual results and trends may differ materially depending upon a variety of factors, including, without limitation, market demand for the company's services, pricing trends in the enrichment market, the availability and cost of electric power, the company's ability to successfully execute its internal performance plans, the refueling cycles of the company's customers, and the impact of any government regulation. Additional information regarding the foregoing factors is contained in the company's public filings with the Securities and Exchange Commission.

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